Exhibit 10.22

DIRECTORS’ COMPENSATION SUMMARY

Our general partner anticipates that its directors who are not also officers, directors or employees of Alon Energy or its subsidiaries will receive compensation for service on its board of directors and committees. We currently expect to pay such directors an annual retainer of $50,000 and award such directors $25,000 annually in restricted equity interests which will vest in three equal installments on each of the first, second and third anniversaries of the grant date. We currently expect to pay the audit committee chairman an annual amount of $10,000. We currently expect to pay meeting fees to such directors in the amount of $1,500 for each in-person board or committee meeting and $900 for each telephonic board or committee meeting. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board and its committees. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to our partnership agreement.